[LOGO]                            OXiGENE, INC.
                           ONE COPLEY PLACE, SUITE 602
                           BOSTON, MASSACHUSETTS 02116

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 5, 1998



TO OUR STOCKHOLDERS:

     Please take notice that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of OXiGENE, Inc., a Delaware corporation (the "Company"), will be held at 1:00 p.m., local time, on Friday, June 5, 1998, at Uppropssalen, Stockholm Stock Exchange, Kallergrand 2, Stockholm, Sweden, for the following purposes:

         1. To elect seven directors to hold office until the 1999 Annual Meeting of Stockholders;

         2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1998; and

         3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     Stockholders of record at the close of business on the record date, April 21, 1998, are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

                                            By Order of the Board of Directors


                                            Bo Haglund
May 5, 1998                                 Corporate Secretary



--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES OR SWEDEN, AS THE CASE MAY BE. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE THEIR SHARES IN PERSON.
--------------------------------------------------------------------------------

[LOGO]                             OXiGENE, INC.
                           ONE COPLEY PLACE, SUITE 602
                           BOSTON, MASSACHUSETTS 02116



                                 PROXY STATEMENT
                                     FOR THE
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 5, 1998



                               GENERAL INFORMATION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of OXiGENE, Inc., a Delaware corporation ("OXiGENE" or the "Company"), for use at the 1998 Annual Meeting of Stockholders scheduled to be held on Friday, June 5, 1998, at 1:00 p.m., local time, or any postponement or adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at Uppropssalen, Stockholm Stock Exchange, Kallergrand 2, Stockholm, Sweden. A form of proxy for use at the Annual Meeting and a return envelope for the proxy are also enclosed.

     Purpose of the Annual  Meeting.  It is proposed that at the Annual Meeting:
(i) seven members of the Board of Directors be elected for terms expiring at the 1999 Annual Meeting of Stockholders; and (ii) the appointment by the Board of Directors of the independent auditors of the Company for fiscal year 1998 be ratified.

     The Company is not aware at this time of any other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters in accordance with their best judgment.

     Solicitation and Voting of Proxies; Revocation. Shares cannot be voted at the Annual Meeting unless the owner thereof is present in person or by proxy. The Board of Directors urges stockholders to complete, date, sign and return their proxies promptly whether or not they plan to attend the Annual Meeting in person. All duly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated thereon. In the absence of such instructions, duly executed proxies will be voted "FOR" the election of the director nominees listed below and "FOR" the approval of the other proposals set forth in the Notice of Annual Meeting of Stockholders of the Company.

     The submission of a signed proxy will not affect a stockholder's right to attend, or to vote in person at, the Annual Meeting. A stockholder who executes a proxy may revoke it at any time before it is voted by filing a revocation with the Corporate Secretary of the Company, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person. In accordance with applicable rules, boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish either to withhold authority to vote for the nominees for director or abstain on the other matters presented for a vote of stockholders.

     The solicitation will be made by mail, and may also be made personally or by telephone by directors, officers and employees of the Company, for which they will receive no compensation other than their regular compensation as directors, officers or employees, if any. All the expenses of the solicitation will be borne by the Company. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to beneficial owners of the Company's voting securities, and the Company will reimburse such brokerage houses and others for their reasonable expenses in so doing. This Proxy Statement and the enclosed proxy card, together with the Company's Annual Report to Stockholders, are being mailed to stockholders beginning approximately May 5, 1998.

     Record Date; Voting Rights. Stockholders of record at the close of business on April 21, 1998 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 10,197,765 shares of OXiGENE common stock, $0.01 par value per share (the "Common Stock"). Holders of Common Stock are entitled to one vote for each share of Common Stock registered in their name. The presence at the Annual Meeting, in person or by proxy, of stockholders holding a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum to transact business at the Annual Meeting. The matters to be voted upon at the Annual Meeting require the affirmative vote of a majority of the votes cast at the Annual Meeting.

     In accordance with applicable Securities and Exchange Commission ("SEC") rules, designated blank spaces are provided on the form of proxy for stockholders to mark if they wish either to abstain on one or more of the proposals or to withhold authority to vote for any nominee for director. Under the rules of the principal stock exchanges, when brokers have not received instructions from their customers, brokers holding shares in street name have the authority to vote the shares on some matters, but not others. Such missing votes are called "broker non-votes." Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Since the Company's By-Laws require the affirmative vote of a majority of the shares present, in person or by proxy, abstentions on the Company's proposals to ratify the selection of its auditors will have the practical effect of a negative vote since it represents one less vote for approval. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining total votes cast and thus will have no effect on the outcome of the election of the Board of Directors.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     Information concerning the nominees for election to the Company's Board of Directors is set forth below. Each nominee for election to the Board of Directors named below has consented to being named as a nominee and has agreed to serve if elected. If elected, each director would serve for a one-year term, expiring at the 1999 annual meeting of stockholders. The persons identified as proxies on the enclosed form of proxy intend to vote each properly executed proxy "FOR" the election of the listed nominees for the ensuing terms or until their successors are elected and qualified, unless indicated otherwise in a properly executed form of proxy. If any of the named nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for a substitute or substitutes, unless the Board of Directors chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee for director named below unavailable.

     The Company's Board of Directors currently consists of seven members, including four members who are "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. Each nominee for election to the Board of Directors, other than Arthur B. Laffer, is currently serving as a director.

     The Company has agreed, until August 26, 1998, to use its best efforts to cause one individual designated by RAS Securities Corp. and ABD Securities Corporation, the representatives of the underwriters of the Company's initial public offering (the "Representatives"), to be elected to the Company's Board of Directors. None of the nominees for election at the Annual Meeting has been designated by the Representatives. Since the Company's initial public offering in August 1993, the Representatives have not exercised their right to designate an individual for election to the Board of Directors, and the Company has no reason to believe they have any intention to do so in the future.

     The following information with respect to each nominee has been furnished to the Company by such nominee. The ages of the nominees are as of March 31, 1998.

     Marvin H. Caruthers, Ph.D., 58, was elected as a Director in June 1996, and serves on the Company's Compensation Committee. Dr. Caruthers is a Professor of Chemistry and Biochemistry at the University of Colorado, Boulder, Colorado, whose research in nucleic acid chemistry resulted in new methods for the chemical synthesis of DNA. Dr. Caruthers is a scientific co-founder of, and serves as a consultant to, Amgen Inc., a biotechnology company engaged in the development of products derived from gene synthesis capabilities, and is a scientific co-founder of Applied Biosystems Inc., a biotechnology company engaged in the development of DNA synthesizers and protein sequencers and a division of The Perkin-Elmer Corporation. Dr. Caruthers also serves on the board of directors of BioStar, Inc., a biotechnology company, and Skandigen AB, a publicly-traded Swedish biotechnology company ("Skandigen"). Dr. Caruthers, who is a member of the United States National Academy of Sciences and the American Academy of Arts and Sciences, has published more than 140 manuscripts related to his research.

     Gerald A. Eppner, 59, has been a Director of the Company since July 1997, and is a member of the Audit Committee. Mr. Eppner is a partner in the New York law firm of Cadwalader, Wickersham & Taft, legal counsel to the Company since January 1998, specializing in domestic and international corporate and securities law matters. Prior to January 1998, Mr. Eppner was a partner in the New York City law firm of Battle Fowler LLP.

     Michael Ionata, 46, was appointed as a Director in October 1995, and serves as Chairman of the Company's Compensation and Audit Committees. Mr. Ionata is Director of Corporate Finance of Nordberg Capital Inc., an investment banking firm based in New York. From May 1983 to May 1991, Mr. Ionata worked in corporate finance and venture capital management at Den Norske Bank, a Norwegian bank, in its New York office. Prior to joining Den Norske Bank, Mr. Ionata worked for Coopers & Lybrand LLP specializing in valuations, cost-benefit analysis and restructurings. Mr. Ionata is currently a director of C.E.L. Industries Poland, a restaurant company, and was a director of Skandigen.

     Arthur B. Laffer, 58, is the chairman and chief executive officer of Laffer Associates, an economic research and financial consulting firm. Dr. Laffer is a co-founder and chairman of Calport Asset Management, an institutional money management firm. Dr. Laffer was recently appointed a founding member of the Congressional Policy Advisory Board, a select group to shape economic policies in the One-Hundred Fifth Congress. Dr. Laffer was a member of President Reagan's Economic Policy Advisory Board from 1980 to 1988. He was also a member of the Policy Committee and the board of directors of the American Council for Capital Formation in Washington, D.C. Dr. Laffer formerly was Distinguished University Professor at Pepperdine University, and a member of the Pepperdine's board of directors. He was the Charles B. Thornton Professor of Business Economics at the University of Southern California from 1976 to 1984, and Associate Professor of Business Economics at the University of Chicago from 1970 to 1976. During the years 1972 - 1977 Dr. Laffer was a consultant to the Secretaries of Treasury and Defense. He served as the first chief economist at the Office of Management and Budget under George Schultz from October 1970 through July 1972, on leave of absence from the University of Chicago. Dr. Laffer received a B.A. in Economics from Yale University in 1963, prior to which he also attended the University of Munich, Germany. He received an M.B.A. (1965) and a Ph.D. in Economics (1972) from Stanford University. Dr. Laffer serves on the board of directors of numerous public and private companies, including Nicholas-Applegate Mutual Funds; Nicholas-Applegate Growth Equity Fund; United States Filter Corp., a New York Stock Exchange- listed manufacturers of sewage and water treatment equipment, MasTec Inc., a Nasdaq National Market-listed company specializing in the build-out of telecommunications infrastructure, and Coinmach Corp. a Nasdaq National Market-listed company engaged in supplying coin-operated laundry equipment services for multi-family housing units.

     Bjorn Nordenvall, M.D., Ph.D., 46, was appointed as a Director in March 1995, and became the Company's President and Chief Executive Officer in June 1995 and Chairman of the Board of Directors in June 1996. From March to August 1996, Dr. Nordenvall served as the Company's Chief Financial Officer. Dr. Nordenvall is a specialist in general surgery and, from 1987 to September 1996, was president of Sophiahemmet AB, a Stockholm-based hospital. During 1983 and 1984, Dr. Nordenvall was president of Carnegie Medicine AB, Stockholm, Sweden, a biotechnology company, and from 1977 through 1985, he practiced surgery at Danderyd Hospital, Stockholm. From 1984 through 1986, Dr. Nordenvall served as a consultant to Carnegie, a Swedish investment banking company, and, since 1984, he has been a consultant to Skandia Insurance Company, a Swedish insurance company.

     Ronald W. Pero, Ph.D., 57, is a co-founder of OXiGENE, and has been a Director and the Company's Chief Scientific Officer since its inception. From November 1993 to June 1995, Dr. Pero also served as President of the Company. Dr. Pero specializes in the field of DNA repair and its relation to cancer treatment, and directs and coordinates the Company's research and development efforts. Dr. Pero has been a fellow of the National Institute of Environmental Health Sciences in Research Triangle Park, North Carolina, a director of the Division of Biochemical Epidemiology at the Strang Cancer Prevention Center in New York City. From 1989 to 1994, Dr. Pero was an associate research professor, and since 1994, he has been an adjunct professor, at New York University Medical Center, Department of Environmental Medicine. Dr. Pero is also a Professor of Molecular Ecogenetics at the University of Lund in Lund, Sweden, and, since September 1997, a Research Professor of Medicine at Boston University School of Medicine. Dr. Pero is also a member of the American Association of Science, New York Academy of Sciences, International Preventive Oncology Society, European Society for Therapeutic Radiation Oncology and The American Association of Cancer Research, as well as serving as Scientific Director of the Board of Trustees of the Swedish American Research Foundation. Dr. Pero has published more than 175 manuscripts related to his research.

     Per-Olof Soderberg, 43, was appointed as a Director in November 1997. Mr. Soderberg is chief executive officer of Dahl International AB, a publicly-traded, wholesale sanitation and heating products company in Stockholm, Sweden, and Copenhagen, Denmark. Mr. Soderberg also serves on the board of directors Bergman & Beving AB, a publicly-traded trading company in Scandinavia, Martin Olsson, a food whole-saler based in Sweden, and Skandia Investment Management, an insurance investment company.

     Unless individual stockholders indicate otherwise, each returned proxy will be voted "FOR" the election to the Board of Directors of each of the seven nominees named above.


Board of Directors Committees and Meetings

     During 1997, the Board of Directors held five meetings. Except for Dr. Caruthers who was absent from one meeting, all incumbent members of the Board of Directors attended all meetings of the Board of Directors while serving on the Board of Directors. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee.

     The Audit Committee reviews, with the Company's independent auditors, the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors regarding the appointment of independent auditors for the ensuing year. The Audit Committee consists of Mr. Ionata (Chairman) and Mr. Eppner. The Audit Committee did not meet in 1997.

     The Compensation Committee did not meet in 1997. Its functions are discussed in the Report on Executive Compensation which starts on page 13. The Compensation Committee consists of Mr. Ionata (Chairman) and Dr. Caruthers.

Director Compensation

     Directors receive no cash compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in connection with meetings actually attended. In addition, pursuant to the OXiGENE 1996 Stock Incentive Plan, each Non-employee Director receives, upon first being elected to the Company's Board of Directors, options to purchase an aggregate of 55,000 shares of Common Stock, such options to vest in five equal annual, cumulative installments of 11,000 shares on the anniversary of their election.


        PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998, and has directed that the appointment of the independent auditors be submitted for ratification by the Company's stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since 1992.

     Stockholder ratification of the appointment of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-Laws or otherwise. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of what it considers to be good corporate practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

     Representatives of the Swedish affiliate of Ernst & Young LLP, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

       The Board of Directors Recommends a Vote "FOR" Ratification of the
          Appointment of Ernst & Young LLP as the Independent Auditors
                  for the Fiscal Year Ending December 31, 1998.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned, as of April 3, 1998, by (i) each stockholder known to the Company to be a beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for director, (iii) each Named Executive Officer (as defined below) included in the Summary Compensation Table under the caption "Executive Compensation" below, and (iv) the directors and officers of the Company as a group. Unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.


                                                   Beneficial Ownership(2)
Name(1)                                    No. of Shares              % of Total

Ronald W. Pero                               705,000(3)                  6.73%
Bjorn Nordenvall                             450,000(4)(5)               4.32%
Per-Olof Soderberg                            88,920(6)                    *
Claus Moller                                  56,066                       *
Michael Ionata                                16,000(7)                    *
Marvin H. Caruthers                           12,500(8)                    *
Arthur B. Laffer                              11,000                       *
Gerald A. Eppner                                   0                       *
Richard A. Brown                             561,825                     5.51%
Amvescap PLC                                 544,700                     5.34%
All directors and executive
  officers as a group (9 persons)          1,374,486                    12.77%

---------------------------------
*    Indicates less than one percent.

(1) Each person listed in the table is a director or nominee for director of the Company or a Named Executive Officer (as defined below), with an address at c/o OXiGENE, Inc., One Copley Place, Suite 602, Boston, MA 02116, except for Richard A. Brown, whose address is PO Box 8706, Longboat Key, FL 34228, and Amvescap PLC, whose address is 11 Devonshire Square, London EC2M4 and Amvescap PLC, whose address is 11 Devonshire Square, London EC2M4YR, England.

(2) Includes the following shares that are purchasable under options and warrants that are presently exercisable or exercisable within 60 days of the date of this table: Dr. Pero - 275,000 shares; Dr. Moller - 25,000 shares; Mr. Ionata - 11,000 shares - Professor Caruthers - 11,000 shares; and Mr. Laffer - 11,000 shares.

(3) Includes 70,588 shares held by a trust for the benefit of Dr. Pero's children, and 120,588 shares held by The Ronald Pero Charitable Remainder Unitrust, a trust of which Dr. Pero is the trustee.

(4) Includes 220,000 shares purchasable upon presently exercisable options held by B. Omentum AB, a company organized under the laws of Sweden of which Dr. Nordenvall is the sole shareholder.

(5) Includes 1,000 shares held by his spouse as to which Dr. Nordenvall disclaims beneficial ownership; 157,700 held by a corporation organized under the laws of Sweden of which Dr. Nordenvall is the sole stockholder; and 71,300 shares held through a capital insurance placed by Dr. Nordenvall.

(6)   Includes 1,320 shares held by Mr. Soderberg's wife and minor children.

(7) Includes 5,000 shares purchasable upon presently exercisable options held by Nordberg Capital Inc., a New York investment banking firm, of which Mr. Ionata is Director of Corporate Finance. Mr. Ionata disclaims beneficial ownership of such shares.

(8) Includes 1,000 shares held by his spouse in trust for his children, as to which Professor Caruthers disclaims beneficial ownership.

EXECUTIVE COMPENSATION

     The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and the three most highly paid executive officers, other than the Chief Executive Officer (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company and its Swedish subsidiary during such period.



                                             Summary Compensation Table

                                   ----------------------------------------------- --------------------

                                                Annual Compensation                     Long Term
                                                                                      Compensation

-----------------------------------------------------------------------------------------------------------------------

Name and Principal Position              Year         Salary($)          Bonus($)      Securities            All Other
---------------------------              ----         ---------          --------      Underlying          Compensation
                                                                                       Options(#)                ($)
                                                                                       ----------           -----------

Bjorn Nordenvall                         1997       300,000 (1)             --                0                   --
   President and Chief                   1996       213,710 (1)             --          165,000                   --
   Executive Officer                     1995        56,847 (1)             --          165,000                   --
Claus Moller                             1997       185,064 (2)             --          100,000                   --
   Chief Medical Officer                 1996       146,200 (2)             --               --                   --
                                         1995       134,467 (2)             --           70,000                   --
Ronald W. Pero                           1997       217,792 (3)             --           60,000                   --
   Chief Scientific Officer              1996       233,170 (3)             --               --                   --
                                         1995       201,850                 --               --                   --
Bo Haglund                               1997       114,765                 --               --                   --
   Chief Financial Officer               1996        43,349 (4)             --           30,000                   --
                                         1995            --                 --               --                   --


------------------------

(1) Includes consulting fees for 1997, 1996 and 1995 of $250,000, $163,710 and $27,680, respectively. These consulting fees were paid to B. Omentum Consulting AB, a company organized under the laws of Sweden of which Dr. Nordenvall is the sole shareholder ("Omentum"), pursuant to a consulting agreement, dated October 1995, between the Company and Omentum. Dr. Nordenvall joined the Company as Chief Executive Officer and President in June 1995. See "Certain Relationships and Related Transactions."

(2) Includes consulting fees for 1997, 1996 and 1995 of $60,000, $145,200 and $70,000, respectively, paid to IPC Nordic A/S, a company organized under the laws of Denmark of which Dr. Moller is a director and principal shareholder ("IPC"), pursuant to a consulting agreement, dated August 1995, between the Company and IPC. See "Certain Relationships and Related Transactions."

(3) Includes $114,500 in compensation that was deferred at the election of Dr. Pero.
(4)  Mr. Haglund became the Company's Chief  Financial  Officer in August 1996.

Employment Agreements

     Employment Agreement with Bjorn Nordenvall. In October 1995, the Company entered into an employment agreement with Dr. Nordenvall. The employment agreement was amended in March 1997, and currently provides for a base salary of $50,000 per annum. The employment agreement provides that either party may terminate the agreement on one-year prior written notice. In addition, in October 1995, the Company entered into a consulting agreement with B. Omentum AB, a company organized under the laws of Sweden of which Dr. Nordenvall is the sole shareholder ("Omentum"), pursuant to which the Company pays Omentum a consulting fee of $250,000 per year. See "Certain Relationships and Related Transactions."

     Employment Agreement with Ronald Pero. In April 1997, the Company entered into a new employment with Dr. Ronald Pero. The agreement provides for a base salary of $240,000 per annum. Pursuant to a prior deferred compensation arrangement, $114,500 of such base salary continues to be deferred at the election of Dr. Pero. The agreement contains the following termination provisions (the "Termination Provisions"): (1) either party may terminate the agreement on six month prior written notice, and (2) in the event the Company terminates the employee for any reason, other than Cause (which is defined as (i) the continued failure to perform assigned duties on behalf of OXiGENE, (ii) a material breach of any of the provisions of the employment agreement, and
(iii) any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against OXiGENE or the conviction for a felony or any crime involving moral turpitude), then the employee is entitled to three months salary following the effective date of the termination of his employment.

     Employment Agreement with Claus Moller. In April 1997, the Company entered into an employment agreement with Dr. Claus Moller, pursuant to which Dr. Moller receives an annual base salary of $120,000. Dr. Moller's employment agreement contains provisions regarding the termination of his employment identical to the Termination Provisions in Dr. Pero's employment agreement described in the preceding paragraph. In August 1995, the Company entered into a consulting agreement with IPC Nordic A/S, a company organized under the laws of Denmark ("IPC") of which Dr. Moller is a director and principal shareholder, pursuant to which the Company currently pays IPC a consulting fee of $80,000 per year. See "Certain Relationships and Related Transactions."

     Employment Agreement with Bo Haglund. In August 1996, the Company entered into an employment agreement with Mr. Haglund, the Company's Chief Financial Officer. The agreement has a term of three years, ending on August 12, 1999. Pursuant to the agreement, Mr. Haglund receives a base salary of $101,250 per year. Either party may terminate the agreement on six months' prior written notice. In the event the Company terminates Mr. Haglund, Mr. Haglund is entitled to three months salary following the effective date of the termination of his employment.

Stock Option Grants in Last Fiscal Year

     The following table sets forth information regarding stock options granted to each Named Executive Officer, other than Dr. Nordenvall and Mr. Haglund, neither of whom were granted any options, during fiscal year 1997 pursuant to the OXiGENE 1996 Stock Incentive Plan (the "Plan").


         Name              Options       % of Total     Exercise    Expiration      Potential Realizable Value at
         ----              Granted         Awards        or Base      Date(2)           Assumed Annual Rates
                           (#)(1)        Granted to       Price     ----------      -----------------------------
                           -------       Employees       ($/Sh)                       5%($)(3)         10%($)(3)
                                         in Fiscal       -------                    ----------         ----------
                                            Year
                                         ----------

Claus Moller........       100,000         60.24         28.8125     04/04/07        1,811,700         4,591,900

Ronald W. Pero......        60,000         36.14         28.8125     04/04/07        1,087,020         2,755,140

--------------------------

(1) Options granted under the Plan are exercisable over a period of ten years, except that incentive stock options granted to any holder of more than 10% of the Company's outstanding shares of Common Stock are exercisable over a period of 5 years.

(2) The Plan generally provides that if an optionee ceases to be an employee, consultant or director for any reason other than death, disability or discharge for "cause," the unexercised portion of any outstanding options granted to the optionee, to the extent such options have vested, may be exercised for a period of three months after such cessation. Upon termination as a result of death or disability, the optionee or the optionee's legal representative may exercise outstanding options, to the extent such options have vested, within one year of termination. In no event, however, shall the exercise period for an option extend beyond the expiration of the option term. If the optionee is discharged for "cause," all outstanding options terminate immediately. Options are not transferable during the optionee's lifetime and may only be exercised by the optionee's legal representative in the event of the optionee's death. Payment of the exercise price of options granted to an employee of the Company may, in the discretion of the Compensation Committee, be made in either of the following (or any combination thereof): (i) cash, or (ii) the transfer of shares of Common Stock of the Company upon such terms and conditions as determined by the Compensation Committee. In the event of a "change in control" all outstanding options become immediately exercisable. In the event of a "recapitalization," appropriate adjustments will be made to outstanding options without a change in their total fair market value as of the date of the adjustment.

(3) The dollar amount under each of these columns assumes that the market price of the Common Stock from the date of the option grant appreciates at the cumulative annual rates of 5% and 10%, respectively, over the option term of ten years. The assumed rates of 5% and 10% were established by the SEC and, therefore, are not intended to forecast possible future appreciation of the Company's Common Stock.

Option Exercises and Holdings as of December 31, 1997

     Except as described below, no stock options and other awards were exercised in fiscal year 1997 by any of the Named Executive Officers. The following table sets forth, as of December 31, 1997, the number of unexercised options held by each Named Executive Officer and the value thereof based on the closing bid price of the Common Stock of $17.50 on December 31, 1997.


             Aggregated Option/Warrant Exercises in Last Fiscal Year
                    and Fiscal Year-End Option/Warrant Values



                        Number of Unexercised       Value of Unexercised In-the-
                           Options/Warrants            Money Options/Warrants
                             at FY-End(#)                   at FY-End($)
                      -------------------------     ----------------------------
Name                  Exercisable/Unexercisable      Exercisable/Unexercisable

Bjorn Nordenvall           220,000/110,000                    1,897,500

Claus Moller                  0/123,334                       0/259,591

Ronald W. Pero              260,000/60,000                    3,001,250

Bo Haglund                  10,000/20,000                        0/0



     On November 17, 1997, Dr. Claus Moller exercised warrants and options to purchase an aggregate of 81,666 shares of Common Stock for an aggregate exercise price of approximately $492,495 as follows: 5,000 warrants at an exercise price of $6.00 per share (the "Warrants"); 30,000 options at an exercise price of $5.50 per share (the "First Options"); and 46,666 options at an exercise price of $6.375 per share. From November 19 through November 21, 1997, Dr. Moller sold 25,600 shares of Common Stock for an aggregate sales price of approximately $500,200. Assuming that the 25,600 shares of Common Stock sold by Dr. Moller were the shares acquired by Dr. Moller upon exercise of the Warrants and the First Options, Dr. Moller realized a gain of approximately $356,900. As of December 31, 1997, Dr. Moller held 56,066 shares of Common Stock, representing the shares of Common Stock acquired by Dr. Moller on November 17, 1997 and not sold subsequently.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     IPC Nordic Consulting Agreement. In August 1995, the Company entered into a consulting agreement with IPC Nordic A/S, a company organized under the laws of Denmark ("IPC") of which Dr. Claus Moller, a director and the Chief Medical Officer of the Company, is a director and principal shareholder. Pursuant to the agreement, IPC provides services with respect to the Company's clinical trials and a possible future compassionate use program in consideration of an annual consulting fee of $80,000.

     Omentum Consulting Agreement. In October 1995, the Company entered into a consulting agreement with B. Omentum Consulting AB, a company organized under the laws of Sweden ("Omentum") of which Dr. Bjorn Nordenvall, a director and the President and Chief Executive Officer of the Company, is the sole shareholder. Pursuant to the agreement, the Company pays Omentum an annual consulting fee of $250,000.

                        REPORT ON EXECUTIVE COMPENSATION(1)


--------------------------
(1) Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the SEC, neither the "Report on Executive Compensation" nor the material under the caption "Performance Measurement Comparison" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, as amended, nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933, as amended.


Introduction

     Two of OXiGENE's directors, Mr. Ionata (Chairman) and Dr. Caruthers, each of whom is a Non-employee Director, constitute the Compensation Committee, which, among other things, is responsible for making recommendations to the Board of Directors with respect to (1) the Company's compensation philosophy and compensation guidelines for its executives; (2) the roles and respective performances of the Company's executive officers, especially as these affect compensation; (3) appropriate compensation levels for the Chief Executive Officer and other executives of the Company based on a comparative review of compensation practices in similarly situated business; and (4) the design and implementation of the Company's compensation plans and the establishment of criteria and the approval of performance results relative to the Company's incentive plans. As a practical matter, the Committee sets and administers all compensation of the three management directors, Drs. Nordenvall, Pero and Moller, since the management directors do not participate in deliberations regarding or vote on compensation matters affecting them. The Board of Directors did not modify or reject any action or recommendation of the Compensation Committee regarding compensation for the 1997 fiscal year.

     This report sets out the Company's executive compensation philosophy and objectives, describes the components of its executive compensation program and describes the bases on which 1997 executive compensation determinations were made with respect to the executive officers of the Company, including those named in the Summary Compensation Table preceding this report.


Executive Compensation Philosophy and Objectives

     It is the Company's policy to maintain a flexible managerial and compensation structure in order that it may meet its evolving and changing supervisory needs, while tightly controlling its overhead expenses, as its business progresses. As part of this policy, the Company provides a compensation package that is intended to focus executive behavior on the fulfillment of annual and long-term business objectives, and to create a sense of ownership in the Company that causes executive decisions to be aligned with the best interests of the Company's stockholders.

     In 1997, total cash remuneration arrangements with the Company's executive officers serving from time to time amounted to approximately $821,788. The Company traditionally has paid cash remuneration to certain consultants, who often perform functions associated with executive officer positions. The amount of cash remuneration payable is likely to vary from time to time depending on the Company's activities, including the progress of its clinical trials. As the Company's clinical trials continue to progress and expand and the Company prepares to file a new drug application with the United States Food and Drug Administration and similar government authorities in other countries, the Company will evaluate the need to hire more full-time executives and key employees. The Company's Board of Directors continually monitors its managerial composition and compensation structure.


Compensation Program Components

     Consistent   with  the   Company's   executive   compensation   objectives,
compensation for its senior managers consists of three elements: an annual base salary, annual incentive compensation and long-term incentive compensation.

     Annual Base Salary. Base salaries for executive officers are determined with reference to a salary range for each position. Salary ranges are determined by evaluating a particular employee's position and comparing it with what are believed to be representative prevailing norms for similar positions in similarly-sized companies. Within this salary range, an executive's initial salary level is determined largely through Compensation Committee judgment based on the experience of its members. Salaries are determined at a level to attract, motivate and retain superior executives. The Compensation Committee determines annual salary adjustments based on the Company's performance, the individual executive's contribution to that performance, prevailing norms and the Compensation Committee members' knowledge and experience.

     Long-Term Incentive Compensation. Long-term incentive compensation is provided by the grant of options to purchase shares of Common Stock under the Company's stock incentive plans. In considering awards, the Compensation Committee takes into account such factors as prevailing norms for the ratio of options outstanding to total shares outstanding, the relative influence each position will have on the building of shareholder value over the long term, and the amount, vesting and expiration dates of each executive's outstanding options.

     Consultant's Compensation. The Company continues to rely to a great extent on consultants, including, among others, the members of the Company's Scientific Advisory Board, in the areas of research and development, clinical trials and clinical trial management, marketing and finance. The Board of Directors has determined that it is less expensive and more efficient to engage consultants rather than to expand the Company's overhead by hiring individuals for these positions. In order to retain their motivation and long-term commitment, from time to time these consultants will be granted options under the Company's stock incentive plans.


     Other. Based on currently prevailing authority, including proposed Treasury regulations, and in consultation with outside tax and legal experts, the Compensation Committee has determined that it is unlikely that the Compensation Committee would require the Company to pay any amounts in 1996 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and accordingly has not recommended that any special actions be taken or plans or programs be revised at this time in light of such tax provisions.

                           The Compensation Committee

                              Michael Ionata (Chairman)
                              Marvin Caruthers

Performance Measurement Comparison

     The following chart shows cumulative total shareholder return on the Company's Common Stock (since the initial public offering on August 26, 1993), compared with the Standard & Poor's Biotechnology Midcap and the Standard & Poor's Midcap 400 Index.

                                  OXiGENE, INC.

                                Performance Graph


                               [GRAPHIC OMITTED]



Measurement                               S&P Biotechnology       S&P Midcap 400
   Period             OXiGENE, Inc.             Midcap                 Index
-----------           -------------        ----------------       --------------

  8/26/93                  100                     100                   100
 12/31/93               135.90                  120.31                104.81
 12/30/94                97.44                  127.02                101.05
 12/30/95               217.95                  225.48                132.32
 12/31/96               482.06                  199.35                157.73
 12/31/97               358.98                  196.33                208.60

                                  ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders is being provided to each stockholder of the Company with this Proxy Statement. Additional copies may be obtained by writing to OXiGENE, Inc., One Copley Place, Suite 602, Boston, Massachusetts 02116, Attention: Corporate Secretary.


      FILINGS PURSUANT TO SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires certain officers of the Company and its directors, and persons who own beneficially more than ten percent of any registered class of the Company's equity securities, to file reports of ownership and changes in ownership of Common Stock of the Company with the SEC, the Nasdaq National Market and the Company. Based solely on a review of the reports and representations provided to the Company by the above-referenced persons, the Company believes that during 1997, all filing requirements applicable to its reporting officers, directors and greater than ten percent beneficial owners were properly and timely satisfied. In making these statements, the Company has relied on representations of its directors, officers and greater than ten percent beneficial owners, and copies of reports they have filed with the SEC.


                              STOCKHOLDER PROPOSALS

     The eligibility of stockholders to submit proposals, the proper subjects of stockholder proposals and the form of stockholder proposals are regulated by Rule 14a-8 under Section 14 of the Securities Exchange Act of 1934, as amended. In accordance with regulations issued by the SEC, stockholder proposals intended for presentation at the 1998 Annual Meeting of stockholders must be received by the Company at its principal executive office, One Copley Place, Suite 602, Boston, Massachusetts 02116, no later than Friday, February 5, 1999, if such proposals are to be considered for inclusion in the Company's proxy statement for the 1999 annual meeting of stockholders. Each proposal submitted should include the full and correct name and address of the stockholder(s) making the proposal, the number of shares beneficially owned and their date of acquisition. If beneficial ownership is claimed, proof thereof should also be submitted with the proposal. The stockholder or his or her representative must appear in person at the annual meeting and must present the proposal, unless he or she can show good reason for not doing so.

                                          By Order of the Board of Directors


                                          Bo Haglund, Corporate Secretary